                                                                  Exhibit (a)(1)

                                  ITXC CORP.

                 OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING

             AN EXERCISE PRICE OF MORE THAN $3.69 FOR NEW OPTIONS


      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY

             TIME, ON JUNE 1, 2001, UNLESS THE OFFER IS EXTENDED.


          ITXC Corp. is offering optionees the opportunity to exchange certain outstanding stock options having an exercise price of more than $3.69 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). The eligible options do not include any stock options issued by ITXC in exchange for stock options previously granted by eFusion, Inc. (the "old eFusion options") or any options granted by ITXC on May 18, 2000 (together with the old eFusion options, the "special options"). Also, if you wish to accept this offer, you must return all of your eligible options which were granted on or after the date of the oldest option that you are returning. Thus, for example, if you are returning any options granted on September 1, 1999, you must also return all other eligible options that were granted to you on and after September 1, 1999. Furthermore, if you are returning any options granted within six months of the expiration of this offer, you must return all options granted within that period. All eligible options which are returned by optionees and accepted by ITXC for exchange will be cancelled upon expiration of this offer. We will grant the new options on the later of December 7, 2001 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

          The new options will not be granted until December 7, 2001 at the earliest. You will be at risk during the period between the expiration date of this offering and the date on which your new options will be granted (the "cancellation period"). If, for any reason, you cease to serve as an employee, director or consultant of ITXC or its subsidiaries during the cancellation period, you will not be eligible to have a new option granted to you at the end of the cancellation period. Similarly, if ITXC ceases to exist as an independent corporation during the cancellation period, either because it is acquired or for any other reason, you will not be eligible to receive a new option at the end of the cancellation period.

          THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Letter of Transmittal and cover letter (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to the conditions described in section 6 of this Offer to Exchange.

          Which Options are Eligible Options? All options having an exercise price of more than $3.69 per share that are currently outstanding under our 1998 Stock Incentive Plan (the "Plan"") are eligible options, other


                                     A(1)1
than the special options -- i.e., the options granted by us in exchange for options granted by eFusion, Inc. prior to our acquisition of that company and the options granted by us on May 18, 2000.

          Who Can Participate in the Exchange? You can participate in this exchange if you are the owner of eligible options which have been granted under the Plan.

          How many new options will I receive? Each new option will be exercisable for the number of shares of our common stock covered by the related eligible options that you have agreed to cancel. The exact number of option shares that you now have is set forth as an attachment to the Letter of Transmittal that you will receive. That attachment does not distinguish between eligible options and options that cannot be cancelled pursuant to this offer.

          What are the eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options? To receive a grant of new options pursuant to the offer and under the terms of the Plan, you must be an employee, director or consultant of ITXC or its subsidiaries from the date you return your options through the date we grant the new options. As more fully discussed herein, we will not grant the new options until the later of December 7, 2001 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF ITXC OR ITS SUBSIDIARIES FROM THE DATE YOU RETURN ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL FORFEIT YOUR ELIGIBLE OPTIONS AND NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. ALSO, YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU CEASE SERVING AS AN EMPLOYEE, DIRECTOR OR CONSULTANT OF ITXC OR ITS SUBSIDIARIES DURING THE CANCELLATION PERIOD.

          What is the exercise price of the new options? Each new option will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the National Association of Securities Dealers, Inc. on the grant date or on the first day thereafter on which such a closing sale price is made available to the public.

          What is the vesting period of the new options? The vesting periods will vary, depending on certain factors. In general:

             . Options that were granted in 1999 will be exchanged for new options that vest over a one-year period, with 50% of such options vesting six months after the grant date and the balance of such options vesting one year after the grant date.
             . Options that were granted in 2000 with three year vesting schedules will be exchanged for new options that vest over a two-year period, with 25% of such options vesting on each of the six, twelve, eighteen and twenty four month anniversaries of the grant date.
             . Options that were granted in 2000 with four year vesting schedules will be exchanged for new options that vest over a three-year period, with one sixth of such options vesting on each of the six, twelve, eighteen, twenty four, thirty and thirty six month anniversaries of the grant date.
             . Options that were granted in 2001 with four year vesting schedules will be exchanged for new options that vest over a four-year period, with one eighth of such options vesting on each of the six, twelve, eighteen, twenty four, thirty, thirty six, forty two and forty eight month anniversaries of the grant date.
             . Options that were vested upon grant will be exchanged for new options that vest over a one-year period, with 50% of such options vesting six months after the grant date and the balance of such options vesting one year after the grant date.

                                     A(1)2

             . Performance options that were granted in either 2000 or 2001 with seven year vesting schedules will be exchanged for new options that vest seven years after the grant date, subject to acceleration if the performance metrics applicable under the related eligible options are satisfied. However, to the extent that such options vest prior to the expiration of this offer, such options will be exchanged for new options that vest over a one-year period, with 50% of such options vesting six months after the grant date and the balance of such options vesting one year after the grant date.

          What is the term of the new options? Each new option will have a term that expires ten years after the grant date.

          What risks am I taking if I exchange my eligible options? When this offer expires (June 1, 2001 unless we extend the offering period), we will cancel the eligible options that we accept for exchange. We will accept for exchange all eligible options that are returned to us in accordance with the terms and conditions of the offer. We will not grant new options until the later of December 7, 2001 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. You will have no right to receive new options unless you are an employee, director or consultant of ITXC on the date that we grant the new options. Thus, you will not receive new options if you cease to work for us because:

             . you voluntarily decide to leave our employ during the cancellation period;
             . you are dismissed by us during the cancellation period with or without cause;
             . you must leave our employ during the cancellation period due to your death or disability; or
             .  you retire during the cancellation period.

          We have every reason to believe that ITXC will continue to exist as an independent public company as of the grant date. However, if we cease to exist as an independent company prior to the grant date, you will not receive your new options. Thus, you will not receive new options if:

                . ITXC is acquired during the cancellation period; or . ITXC ceases doing business during the cancellation period.

          The exercise price of the new options will not be set until the end of the cancellation period. We are certainly hopeful that the market price of our common stock will increase during the cancellation period. It is possible that the exercise price of your new options will be higher than the exercise price of the options that you are returning to us.

          As we have described above, the vesting periods of your new options will be somewhat different than the eligible options that you may return to us. A portion or all of your new options may vest later than they would have vested had you not cancelled your options.

          You will be unable to exercise any of your cancelled options during the cancellation period. Thus, if our market price were to increase during the cancellation period, you may have less liquidity -- because you will have no opportunity to exercise any options -- during the cancellation period if you return your options than if you retain your existing options.

          During the period between the date on which this offer expires and the date on which we will be granting the new options, we do not intend to grant any stock options to any person who has agreed to cancel options. Instead, we will defer the grant of any options that we were intending to make to such persons until the grant date. Thus, if you would otherwise be eligible to receive promotional grants or top performer grants between the expiration date of this offer and the date on which we will grant the new options, the date on

                                     A(1)3
which you will likely receive those options will be delayed until the grant date. The exercise price on the grant date may be higher than the exercise price that would be utilized if your options were not deferred.

          What does the Company recommend that I do? ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. The Board of Directors has approved this offer in order to give the holders of eligible options the opportunity to exchange their options for options that have a lower exercise price. However, as we have indicated, there are risks associated with this exchange. If you anticipate that you will not be an employee, director or consultant of ITXC or its subsidiaries when the new options are granted, see the discussion in response to Question 5 below. The Board recognizes that the decision to accept this exchange offer is an individual one that should be based on a variety of factors. Given the personal nature of this determination, we and our Board have not made any general recommendation. You should consult with your personal advisors if you have questions about your financial or tax situation.

          Shares of our common stock are quoted on the Nasdaq National Market under the symbol "ITXC." On May 1, 2001, the closing price of our common stock on the Nasdaq National Market was $3.91 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

          You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to Erica Fein, Human Resources Vice President, Administration, at 609-750-3267 or efein@itxc.com.

                                     A(1)4

                                   IMPORTANT

          In order to accept this offer, you must complete and sign the Letter of Transmittal and return it to ITXC Corp., 600 College Road East, Princeton, New Jersey 08540, Attn: Erica Fein, before 5 p.m., New York City Time, on June 1, 2001. We will not make any exceptions with regard to this deadline; we will not process any acceptance received after this offer expires. You do not need to return your stock option grant agreements for your eligible options to effectively elect to accept this offer.

          Optionees who are not accepting this offer are requested to advise us that they are declining the offer by so indicating on their Letter of Transmittal and returning their Letter of Transmittal to Erica Fein at the address set forth in the immediately preceding paragraph.

          We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL AND COVER LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                     A(1)5

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----

SUMMARY TERM SHEET..............................................

THE OFFER.......................................................
 1.    Number of Options; Expiration Date.......................
 2.    Purpose of the Offer.....................................
 3.    Procedures...............................................
 4.    Change in Election.......................................
 5.    Acceptance of Options for Exchange and Cancellation and
       Issuance of New Options...................................
 6.    Conditions of the Offer..................................
 7.    Price Range of Common Stock..............................
 8.    Source and Amount of Consideration; Terms of New Options.
 9.    Information About ITXC Corp..............................
10.    Interests of Directors and Officers; Transactions and
       Arrangements About the Options...........................
11.    Status of Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer................................
12.    Legal Matters; Regulatory Approvals......................
13.    Material U.S. Federal Income Tax Consequences............
14.    Extension of Offer; Termination; Amendment...............
15.    Fees and Expenses........................................
16.    Additional Information...................................
17.    Forward Looking Statements; Miscellaneous................

SCHEDULE A--Information About the Directors and Executive
Officers of ITXC Corp...........................................

                                     A(1)6

                              SUMMARY TERM SHEET

          The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal and cover letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

          We are offering to exchange all outstanding stock options having an exercise price of more than $3.69 per share that are outstanding under our 1998 Stock Incentive Plan, other than options granted in exchange for options previously granted by eFusion, Inc. and other than options granted on May 18, 2000. If you elect to accept this offer, you must return all options granted on or after the earliest date on which you were granted any stock options that you are returning pursuant to this offer. Moreover, if you are returning any options granted within six months of the expiration of this offer, you must return all options granted within that period.

Q2. WHY ARE WE MAKING THE OFFER?

          As a company, we are philosophically committed to the concept of our optionees as owners, and in light of the recent stock market volatility, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We believe that these options are unlikely to be exercised in the foreseeable future. We felt it appropriate to offer this exchange program, which, together with our regular annual grant process, will help us advance our philosophy.

Q3. ARE THERE CONDITIONS TO THE OFFER?

          The offer is subject to the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

          You must be the owner of an eligible option that is outstanding as of the date on which our offer expires and, on the grant date, you must be an employee, director or consultant of ITXC or its subsidiaries. The grant date will be the later of December 7, 2001 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

Q5. WHAT IF I AM NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF ITXC OR ITS SUBSIDIARIES WHEN THE NEW OPTIONS ARE GRANTED AND BEGIN TO VEST?

          If you believe that you will not be an employee, director or consultant of ITXC or its subsidiaries when the new options are granted and begin to vest, we recommend that you not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your relationship with ITXC ends, you generally will be able to exercise your eligible options for at least three months to the extent those options are vested on the day your employment ends and to the extent, if any, that those options are then "in the money". However, if you accept the offer, your eligible options will be cancelled. If your relationship ends before the new options are granted, you will not be able to exercise the new options.

Q6.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?



                                     A(1)7

          You will receive one new option for each eligible option that you return. The exact number of option shares (including shares covered by options that are not eligible options) that you have now is set forth as an attachment to the enclosed Letter of Transmittal. If you elect to exchange any of your eligible options, it will be necessary for you to initial the option grants that you desire to cancel on the attachment and then return the signed Letter of Transmittal, with the initialed attachment, to us at the address that we have described in this offer. All new options will be granted under the 1998 Stock Incentive Plan and will be subject to the terms and conditions of the 1998 Stock Incentive Plan and a new option agreement between you and us.

Q7.  WHEN WILL I RECEIVE MY NEW OPTIONS?

          The new options will have a grant date that will be the later of December 7, 2001 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. We expect to distribute the new option agreements promptly after the close of business on the grant date.(Section 5)

Q8.  WHY WILL I HAVE TO WAIT TO RECEIVE MY NEW OPTIONS?

          If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense.

Q9.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

          Each new option will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the National Association of Securities Dealers, Inc. on the grant date or on the first day thereafter on which such a closing sale price is made available to the public. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

          We will tell you what the exercise price for the new options is on or about December 7, 2001. We will post the exercise price on the ITXC website.
The exercise price of any option you tender must be more than $3.69 per share. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

Q10. WHEN WILL THE NEW OPTIONS VEST?

          The following table shows the vesting periods for various types of new options. For purposes of this table, we have assumed that the new options will be granted on December 7, 2001.

Year of Grant of Eligible Option        Vesting Period of New Option       Vesting Installments of New Option
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

1999 (with any vesting formula);      One Year                           50% on June 7, 2002
2000-2001 (with immediate vesting)                                       50% on December 7, 2002
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

2000 (with three year vesting)        Two Years                          25% on June 7, 2002
                                                                         25% on December 7, 2002


                                     A(1)8



                                                                         25% on June 7, 2003
                                                                         25% on December 7, 2003
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

2000 (with four year vesting)         Three Years                        One sixth on June 7, 2002
                                                                         One sixth on December 7, 2002
                                                                         One sixth on June 7, 2003
                                                                         One sixth on December 7, 2003
                                                                         One sixth on June 7, 2004
                                                                         One sixth on December 7, 2004
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

2001 (with four year vesting)         Four Years                         12.5% on June 7, 2002
                                                                         12.5% on December 7, 2002
                                                                         12.5% on June 7, 2003
                                                                         12.5% on December 7, 2003
                                                                         12.5% on June 7, 2004
                                                                         12.5% on December 7, 2004
                                                                         12.5% on June 7, 2005
                                                                         12.5% on December 7, 2005
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

2000 or 2001 (with seven year         Seven Years                        100% on December 7, 2008, subject to
vesting)                                                                 earlier vesting if performance
                                                                         thresholds are met
---------------------------------------------------------------------------------------------------------------

          To the extent that the performance tests of a performance based option have been satisfied prior to the expiration of this offer (that is, June 1, 2001, unless we extend that date), the vested portion of such option will be exchanged for an option having a term of one year, vesting 50% six months after the grant date and vesting 50% one year after the grant date.

Q11. WHEN WILL THE NEW OPTIONS EXPIRE?

          The new options will expire ten years after the grant date.

Q12. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

          Yes; to the extent your eligible options would have vested before the grant date, you will lose the benefits of any vesting under options you tender in the offer. The new options you receive will not be vested, even if the options you exchange are fully or partially vested. The earliest that you will be able to exercise your new options is the six month anniversary of the grant date (on or about June 7, 2002), at which point new options will only be exercisable in part.

Q13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

          If you have more than one eligible option, then you must exchange all of these option grants that were granted on or after the earliest date of any of the options that you are exchanging. For example, if you have eligible options that were granted on November 1, 1999, April 30, 2000 and November 30, 2000 and you elect to exchange the option granted on April 30, 2000, then you must exchange the option granted on November 30, 2000 but you need not exchange the option granted on November 1, 1999. In this example, if you exchanged the option granted on November 1, 1999, then you would be required to exchange the two other options in order to accept our offer.


                                     A(1)9

          Furthermore, if you exchange any option granted within six months prior to the expiration date of this offer, all options granted to you during that period must be exchanged.

Q14. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

          If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We believe that the exchange will be treated as a non-taxable exchange and the grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting this offer. If you are an optionee based outside of the United States, we recommend that you consult with your own tax and other advisors to determine the tax and other consequences of this transaction under the laws of the country in which you live and work. (Section 13)

Q15. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

          No. None of the eligible options are "incentive stock options" (as such term is defined under the Internal Revenue Code). Accordingly, all new options will be non-qualified stock options and not incentive stock options. (Section 8)

Q16. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON ITXC?

          Because of the 181 day gap between the date on which this offer expires and the date on which the new options are granted, we will not be required to recognize any compensation expense as a result of our exchange offer. Had we selected a shorter period or modified some of the other terms of our offer, the offer could have resulted in variable accounting treatment, potentially requiring ITXC to recognize additional non-cash compensation expenses on our income statement.

17. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

          The offer expires on June 1, 2001, at 5 p.m., New York City Time, unless we extend it. If we extend the offer, it will be necessary for us to defer the grant dates and vesting dates of the new options by the length of the time that we extend the offering period. You should not expect that we will extend the offering period. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., New York City, on the next business day after the last previously scheduled or announced expiration date. (Section 14)

Q18. WHAT DO I NEED TO DO?

          If you decide to accept our offer, you need to make your election, sign the attached Letter of Transmittal, indicate on the attachment to the Letter of Transmittal which of your options you are exchanging (by initialing the options that you intend to cancel) and deliver your Letter of Transmittal, with the attachment, to ITXC Corp., 600 College Road East, Princeton, New Jersey 08540, Attention: Erica Fein, before 5 p.m., New York City Time, on June 1, 2001. If you have questions about delivery, you may contact Erica Fein at (609) 750-3267 or efein@itxc.com. You should review the Offer to Exchange and the accompanying Letter of Transmittal and cover letter and all of their attachments before making your election. We will only accept a paper copy of your Letter of Transmittal. Delivery by email will not be accepted.

          If you intend to reject the offer, we would appreciate your indicating your rejection on the Letter of Transmittal and delivering your Letter of Transmittal to ITXC Corp., 600 College Road East, Princeton, New Jersey 08540,
Attention: Erica Fein, before 5 p.m., New York City Time, on June 1, 2001.


                                    A(1)10

          If we extend the offer beyond June 1, 2001, then you must complete, sign and deliver the Letter of Transmittal before the extended expiration of the offer. We may reject any acceptance to the extent that we determine the Letter of Transmittal is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not complete, sign and deliver the Letter of Transmittal before the offer expires, it will have the same effect as if you rejected the offer.

Q19. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

          You may change your previous election at any time before 5 p.m. New York City Time, on June 1, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a letter of withdrawal to Erica Fein before the offer expires. You may change your election more than once before the expiration of the offer. (Section 4)

Q20. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY ACCEPTANCE DOES NOT QUALIFY UNDER THE TERMS OF THE OFFER?

          Nothing. If you do not accept the offer, or if we do not accept the options you return because your exchange did not qualify under the terms of our offer, you will keep your current options, and you will not receive any new options pursuant to this offer. No changes will be made to your current options.

Q21. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

          Although our Board has approved this offer, neither we nor our Board of Directors are making any recommendation as to whether you should tender or refrain from tendering your eligible options. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting the offer than if you decide not to accept the offer.

Q22. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

          For additional information or assistance, you should contact Erica Fein in accordance with the instructions that we have set forth above. Either she or a member of her staff will do their best to promptly respond to any of your questions about this offer.


                                    A(1)11

                                   THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

          We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of more than $3.69 per share, excluding the class of special options comprised of options that were granted to employees in exchange for options granted to them by eFusion, Inc. before our acquisition of that company and excluding options granted on May 18, 2000. We estimate that as of the date of this offer, options covering approximately 3,594,581 shares of our common stock are eligible for exchange.

          You may only return options having an exercise price of more than $3.69 per share. If you have more than one eligible option, then you must exchange all eligible options that were granted on or after the earliest date of any of the options that you are exchanging. Furthermore, if you exchange any option granted within six months prior to the expiration date of this offer, all options granted to you during that period must be exchanged.

          Our offer is subject to the terms and conditions described in this Offer to Exchange and the accompanying Letter of Transmittal and cover letter. We will only accept options that are properly returned and not validly withdrawn in accordance with section 4 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

          Each new option will be exercisable for a number of shares equal to the number of shares covered by the existing option being replaced. The exact number of option shares that you have now is set forth in the enclosed Letter of Transmittal. All new options will be issued under the 1998 Stock Incentive Plan and a new option agreement between you and us. We will not issue any new options to you in exchange for your special options, which will remain outstanding.

          IF YOU ARE NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF ITXC OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF ITXC OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

          The term "expiration date" means 5 p.m., New York City Time, on June 1, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date on which the offer expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

          If we decide to take any of the following actions, we will publish a notice:

                  . we increase or decrease what we will give you in exchange for your options; or

                  . we increase or decrease the number of options eligible to be exchanged in the offer.

          If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

                                    A(1)12

          A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

2.   PURPOSE OF THE OFFER.

          We issued the options under the 1998 Stock Incentive Plan to strengthen ITXC by providing incentives to our employees, directors and consultants to encourage them to devote their abilities and industry to the success of ITXC's business enterprise. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe that as a result of the precipitous decline in the market price of our common stock, many of these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our optionees with the benefit of owning options that over time may have a greater potential to increase in value, create better performances incentives for our optionees and thereby maximize stockholder value.

          We are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of the Company and its stockholders. This could include steps which would preclude current optionees from being eligible to receive new options on the grant date. If we were to take such steps in connection with such a transaction, optionees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

          Subject to the foregoing, except as otherwise described or referred to in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

              . an extraordinary corporate transaction, such as a merger or reorganization, involving the sale of ITXC or any of our material subsidiaries;

              . any sale of a material amount of our assets or any subsidiary's assets;

              . any material change in our present dividend policy, or our indebtedness or capitalization;

              . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

              . any other material change in our corporate structure or business;

              . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

              . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

              .  the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

              . the acquisition by any person of any of our securities, other than in connection with our option plan and our employee stock purchase plan; or

                                    A(1)13

              . any material change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     From time to time, we receive inquiries regarding potential transactions which could ultimately result in our acquiring assets or businesses in exchange for our stock, cash or a combination of stock and cash.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting the offer than if you decide not to accept the offer. If you accept the offer, we will not grant any options to you prior to the grant date, even if you otherwise would have received promotional grants or top performer grants in the interim.

3.   PROCEDURES.

          Making Your Election. To make an election to accept this offer, you must complete the Letter of Transmittal by initialing on the attachment which options you are canceling, sign the Letter of Transmittal and deliver the Letter of Transmittal to ITXC Corp., 600 College Road East, Princeton, New Jersey 08540; Attention: Erica Fein, Human Resources Vice President, Administration, before 5:00 P.M. New York City time on the expiration date. We will only accept a paper copy of your Letter of Transmittal. Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept the offer. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. If you intend to reject this offer, we would appreciate your specifying such rejection in the Letter of Transmittal and returning the Letter of Transmittal to ITXC Corp., 600 College Road East, Princeton, New Jersey 08540; Attention: Erica Fein, Human Resources Vice President, Administration, before 5:00 P.M. New York City time on the expiration date.

          Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and letters of withdrawal. Our determination of these matters will be final and binding on all parties. We may reject any or all Letters of Transmittal and letters of withdrawal to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Letter of Transmittal or letter of withdrawal with respect to any particular options or any particular option holder. No options will be properly submitted until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities involved in the submission of any options or letters of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities.

          Our Acceptance Constitutes an Agreement. If you elect to exchange eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly submitted will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

          Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly submitted options that have not been validly withdrawn.

                                    A(1)14

4. CHANGE IN ELECTION.

       You may only withdraw or otherwise modify your election by following the procedures described in this section 4. If you elect to accept the offer and exchange your options and you later want to withdraw or otherwise modify your election to reject the offer or to return different eligible options in a manner which complies with this offer, you must submit to Erica Fein a change of election, in the form of a letter of withdrawal in which you advise us of the change. We will only accept a paper copy of your letter of withdrawal. Delivery by e-mail will not be accepted. The change will be effective only if it constitutes a complete rejection of the offer or if it describes an exchange that is permitted under the terms of this offer. If the letter of withdrawal describes an exchange that is not consistent with the terms of this offer, we have the right, in our discretion, to either treat it as a rejection of the offer or to disregard it and accept the election initially submitted by you.

       You may withdraw or otherwise modify your election at any time before 5 p.m., New York City Time, on June 1, 2001. If we extend the offer beyond that time, you may withdraw or otherwise modify your election at any time until the extended expiration of the offer.

       To withdraw or otherwise modify your election, you must deliver a letter of withdrawal to Erica Fein at our Princeton, New Jersey headquarters before the offer expires. The letter of withdrawal must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

       Neither we nor any other person are obligated to give notice of any defects or irregularities in any letter of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of letters of withdrawal. Our determinations with respect to these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

       On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange, and cancel all options properly returned and not validly withdrawn before the expiration date. Promptly after the close of business on the grant date, you will receive your new option agreement. The new options will have a grant date of the later of December 7, 2001 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

       Your new options will entitle you to purchase up to the number of shares of common stock covered by your eligible options. The attachment to your Letter of Transmittal shows all of the option shares that you now own. The options listed on that attachment may include options which are not eligible to be cancelled.

       We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that will be granted to the option holder if the option holder continues to be an employee, director or consultant of ITXC or its subsidiaries on the new grant date.

       IF YOU ARE NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF ITXC OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN

                                    A(1)15

EMPLOYEE, DIRECTOR OR CONSULTANT OF ITXC OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.


6. CONDITIONS OF THE OFFER.

          We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 2, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

                . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

                . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                       .  make it illegal for us to accept some or all of the
                   eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

                       .  delay or restrict our ability, or render us unable, to
                   accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

                       .  materially impair the benefits we believe we will
                   receive from the offer; or

                       .  materially and adversely affect our business,
                   condition (financial or other), income, operations or prospects;

                .  there is:

                       .  any general suspension of trading in, or limitation on
                   prices for, securities on any national securities exchange or in the over-the-counter market;

                      .   the declaration of a banking moratorium or any
                   suspension of payments in respect of banks in the United States, whether or not mandatory;

                       .  the decline of the Dow Jones Industrial Average, the
                   Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 1, 2001;

                                    A(1)16

               . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

                     .   any person, entity or "group," within the meaning of
                  section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the SEC on or before May 1, 2001;

                     .   any such person, entity or group that has filed a
                  Schedule 13D or Schedule 13G with the SEC on or before May 1, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                      .  any person, entity or group shall have filed a
                  Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities;

                      .  any change or changes occur in our business, condition
                  (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

                      .  there shall have occurred any change in generally
                  accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer.

The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK.

      Our common stock is quoted on the Nasdaq National Market under the symbol "ITXC." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                   Quarter ended                                High    Low
                   -------------                                ----    ---

Fiscal Year 2001:
June 30, 2001 (through May 1, 2001)...........................  $5.56   $3.02
March 31, 2001................................................  14.69    4.63

Fiscal Year 2000:
December 31, 2000.............................................  15.81    5.75
September 30, 2000............................................  39.75   13.44
June 30, 2000.................................................  70.44   25.63
March 31, 2000................................................ 124.75   33.25


                                    A(1)17

Fiscal Year 1999:
December 31, 1999................................................. 52.13  25.75
September 28 - September 30, 1999................................. 44.00  18.38

          As of May 1, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $3.91 per share.

          We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        Consideration. Each new option will be exercisable for the number of shares equal to the number of shares covered by the eligible options returned to us. The exact number of option shares that you now have under all of your options is set forth in the attachment to the enclosed Letter of Transmittal. In order to cancel any options, you will be required to indicate on that attachment which options you intend to cancel by initialing the cancelled options. You may only cancel eligible options.

          If we receive and accept the return of all outstanding eligible options, we will grant new options to purchase a total of 3,594,581 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 8.1% of the total shares of our common stock outstanding as of March 30, 2001.

          Terms of New Options. The new options will be issued under the ITXC Corp. 1998 Stock Incentive Plan and a new option agreement will be executed between each option holder who accepts the offer and ITXC. Except with respect to the date that vesting and exercisability begin, the vesting period, the expiration date, and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options will be substantially similar to one another.

          The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options. Assuming that the conditions described above are satisfied and the optionee's exchange of eligible options has been accepted, the optionee will have the right to receive the new options on the grant date if:

                      . the optionee remains an employee, director or consultant of ITXC or its subsidiaries as of the grant date; and

                      . no "Extraordinary Event" has occurred on or before the grant date.

For purposes of this offer, the term "Extraordinary Event" shall mean:

                      . a merger, consolidation or other business combination involving ITXC in which the shareholders of ITXC immediately prior to such transaction do not own, after such transaction, at least 50% of ITXC or the corporation or other entity controlling ITXC;

                      . a sale of all or substantially all of the assets of ITXC;

                      .  the liquidation or dissolution of ITXC; or


                                    A(1)18

         .       the filing of a voluntary petition by us in a bankruptcy
             proceeding or the filing of an involuntary bankruptcy petition against us which is not dismissed within sixty days after the filing date.

          The following description of the Plan is a summary and is not complete. Complete information about the Plan is included in the Plan summary previously circulated to you. Please contact Eric Fein, Human Resources Vice President, Administration, c/o ITXC Corp. to request copies of the Plan. Copies will be provided promptly and at our expense.

          General. As of December 31, 2000, stock options covering 1,774,906 shares were available for grant under the Plan and stock options to purchase 6,325,095 shares were outstanding. On January 1 of each year, the number of shares available for issuance under the Plan is increased by the least of: (a) 2,000,000 shares, (b) 3% of the outstanding shares of common stock; or (c) a number of common stock determined by the Board of Directors. If any stock options granted under the Plan expire or terminate for any reason before they have been exercised in full, the shares subject to those expired or terminated options will again be available for issuance pursuant to the applicable Plan. No one person may receive options to purchase more than 500,000 shares under the Plan in any one fiscal year. The Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code and nonqualified options which are options that do not qualify as incentive options. No options granted under the Plan to date have been granted as incentive stock options. The new options will not qualify as incentive stock options.

          Administration. The Plan is administered by two committees of the Company's Board of Directors, the Compensation Committee and the CEO Committee. The Plan provides, in general, that the Compensation Committee will have full authority to:

            . award non-statutory stock options and other benefits to those persons who constitute "Selected Persons" as defined in the Plan;

            . set the terms, conditions and restrictions of the benefits awarded under the Plan, their exercise and all related rights with respect to Selected Persons;

            . accelerate the date on which previously granted benefits may be exercised by Selected Persons;

            . prescribe the form of agreements awarding and governing all benefits under the Plan to all participants;

            .  interpret the Plan with respect to all participants;

            . establish rules and regulations relating to the Plan with respect to all participants;

            . provide for the limited transferability of stock options to family members, family trusts or family partnerships of optionees; and

            . make all other determinations for the proper administration of the Plan, except to the extent that authority is expressly conferred upon the CEO Committee.

In turn, the CEO Committee generally has the authority to:

            . award stock options and other benefits to all participants other than Selected Persons;



                                    A(1)19

            . set the terms, conditions and restrictions of benefits, their exercise and all related rights with respect to all participants other than Selected Persons; and

            . accelerate the date on which previously granted benefits may be exercised by all participants other than Selected Persons.

We use the term "Authority" to refer to the committee which is responsible for particular options.

           Term. The term of each option granted under the Plan is fixed by the applicable Authority at the time of grant. The new options to be granted under the offer will have a term that expires ten years after the date of grant, subject to earlier termination in accordance with the provisions of the Plan.

           Termination. Based on the terms of the Plan and the agreements that will govern the new options, the new options will be subject to the following termination provisions (unless the related cancelled options were subject to different conditions):

            . in the event that an optionee's employment or service with ITXC is terminated for cause, all options granted to the optionee will immediately terminate in full and no rights thereunder may be exercised;

            . in the event that an optionee's employment or service with ITXC is terminated due to the death or disability of an optionee, all options owned by such optionee will be exercisable in full, for a period ending on the earlier of the expiration date of such option or 12 months after such termination (at the end of which period, all such options will lapse), by such decedent's executors or personal administrators or by such disabled optionee; and

            . in the event that an optionee's employment or service with the Company is terminated by ITXC without cause or by an optionee for any reason other than such optionee's death or disability, all options owned by such optionee will be exercisable, but only to the extent exercisable on the date of termination of employment, by such optionee for a period of up to the sooner of 90 days after the termination of employment and the expiration date of such options.

           All options held by an optionee which are outstanding on the date of a so-called change in control event will become exercisable upon termination of the optionee's employment or service within twelve (12) months following such change in control if such termination is by ITXC or any successor without cause or by the optionee in connection with a material adverse change in the optionee's responsibilities or duties. In addition, to the extent set forth in stock option agreements, an optionee will be permitted to surrender for cancellation within 60 days after such termination, any option or portion of an option to the extent not yet exercised and the optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of the fair market value, on the date preceding the date of surrender, of the shares subject to the option or portion thereof surrendered over the aggregate purchase price for such shares under the option or portion thereof surrendered. In the event that an optionee's employment or service with ITXC is terminated as described above following a change in control event, each option held by the optionee that was exercisable as of the date of termination of the optionee's employment or service (including by way of acceleration) shall remain exercisable for a period ending not before the earlier of the first anniversary of the termination of the optionee's employment or service or the expiration of the stated term of the option.

           Exercise Price. The new options will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the National Association of Securities Dealers, Inc. on the close of business on the grant date or on the first day thereafter on which such a closing sale price is made available to the public.


                                    A(1)20

           Vesting and Exercise. The Authority may determine the time or times at which options granted under the Plan may be exercised. The Authority may also accelerate the exercisability of options. The vesting of the new options will be as set forth below. We have assumed for purposes of this table that the grant date will be December 7, 2001.


-----------------------------------------------------------------------------------------------------------------------------------
  Year of Grant of Eligible Optiontion                 Vesting Period of New Option            Vesting Installments of New Option
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  1999 (with any vesting formula);                     One Year                                50% on June 7, 2002
  2000-2001 (with immediate vesting)                                                           50% on December 7, 2002
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  2000 (with three year vesting schedules)             Two Years                               25% on June 7, 2002
                                                                                               25% on December 7, 2002
                                                                                               25% on June 7, 2003
                                                                                               25% on December 7, 2003
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  2000 (with four year vesting)                        Three Years                             One sixth on June 7, 2002
                                                                                               One sixth on December 7, 2002
                                                                                               One sixth on June 7, 2003
                                                                                               One sixth on December 7, 2003
                                                                                               One sixth on June 7, 2004
                                                                                               One sixth on December 7, 2004
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  2001 (with four year vesting)                        Four Years                              12.5% on June 7, 2002
                                                                                               12.5% on December 7, 2002
                                                                                               12.5% on June 7, 2003
                                                                                               12.5% on December 7, 2003
                                                                                               12.5% on June 7, 2004
                                                                                               12.5% on December 7, 2004
                                                                                               12.5% on June 7, 2005
                                                                                               12.5% on December 7, 2005
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  2000 or 2001 (with seven year vesting)               Seven Years                             100% on December 7, 2008,  subject
                                                                                               to earlier vesting if performance
                                                                                               thresholds are met
-----------------------------------------------------------------------------------------------------------------------------------

           To the extent that the performance tests of a performance based option have been satisfied prior to the expiration of this offer (that is, June 1, 2001, unless we extend that date), the vested portion of such option will be exchanged for an option having a term of one year, vesting 50% six months after the grant date and vesting 50% one year after the grant date.

           Tax Consequences. You should refer to section 13 for a discussion of the U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an optionee based outside of the United States, we recommend that you consult with your own tax and other advisors to determine the tax and other consequences of this transaction under the laws of the country in which you live and work.

           Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an

                                    A(1)21

"affiliate" of ITXC, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT ITXC CORP.

           ITXC established and operates ITXC.net(SM), the largest global network for voice on the Internet, with 466 points of presence in more than 263 cities and 96 countries as of March 31, 2001. We are a leading provider of worldwide Internet voice services with more than one billion minutes of use since the inception of ITXC.net in 1998. Customers include major traditional carriers and RBOCs which achieve lower costs for phone-to-phone calls while maintaining carrier quality, Web merchants who increase sales with Push to Talk buttons on Web sites and e-mail, as well as Internet-based Web-to-phone providers and voice portals.

           ITXC was incorporated in 1997 in the state of Delaware. Our principal corporate offices are located in Princeton, New Jersey. ITXC completed its initial public offering in September 1999, and our common stock is listed on the Nasdaq National Market under the symbol "ITXC."

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

           A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 15, 2001, our executive officers and non-employee directors (12 persons) as a group held options outstanding under the Plan to purchase a total of 2,572,996 shares of our common stock. Of the options held by these persons under the Plan, options to purchase a total of 1,325,000 shares of common stock are eligible options and none of such options are special options. The options held by our executive officers on April 15, 2001 which were not eligible options were options with exercise prices of less than $3.70 per share.

           Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the eligible options or our common stock during the 60 days prior to this Offer to Exchange

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

           Eligible options that we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan and for issuance upon exercise of the new options without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

           We do not believe that we will record any compensation expense as a result of the offer because:

                     (a) we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchanges; and

                     (b) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

           We may incur compensation expense, however, if we grant any options having an exercise price less than the exercise price of the tendered option to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be

                                    A(1)22
required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to ITXC's earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options. At present, we do not intend to grant any stock options to any tendering option holder at any time before the scheduled new option grant date.

12. LEGAL MATTERS; REGULATORY APPROVALS.

           We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to the conditions described in section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

           The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. This summary reflects the fact that none of the options granted under the Plan to date are, and none of the new options to be granted pursuant to the offer will be, incentive stock options under the Internal Revenue Code.

           If you exchange outstanding stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

           At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

           When you exercise a new option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

           If you exchange shares in payment of part or all of the exercise price of a non-incentive stock option, no gain or loss will be recognized with respect to the shares exchanged and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

                                    A(1)23

           The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

           WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

           We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

           Prior to the expiration date, we may postpone accepting and canceling any eligible option if any of the conditions specified in section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must return the surrendered options promptly after we terminate or withdraw the offer.

           As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

           We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

           If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

           . we increase or decrease what we will give you in exchange for your options; or

           . we increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15. FEES AND EXPENSES.

           We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer to exchange.

16. ADDITIONAL INFORMATION.



                                    A(1)24

           This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

           (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 4, 2001; and

           (b) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 16, 1999, including any amendments or reports we file for the purpose of updating that description.

           The SEC file number for these filings is 000-26739. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


450 Fifth Street, N.W.                    7 World Trade Center                                500 West Madison Street
Room 1024                                 Suite 1300                                          Suite 1400
Washington, D.C. 20549                    New York, New York  100481                          Chicago, Illinois 6066



           You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

           Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

           Our common stock is quoted on the Nasdaq National Market under the symbol "ITXC," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

           We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                  ITXC CORP,
                           Attn: Investor Relations
                             600 College Road East
                          Princeton, New Jersey 08540

or by telephoning us at (609) 750-3301 on weekdays between the hours of 9:00 a.m. and 5:00 p.m., New York City Time.

           As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.


                                    A(1)25

           The information contained in this Offer to Exchange about ITXC should be read together with the information contained in the documents to which we have referred you.

17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

           This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" consist of all non-historical information regarding ITXC. In addition, the words "could", "expects", "anticipates", "objective", "plan", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements. Actual results could differ materially from those projected in our forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, unanticipated technological difficulties, the volatile and competitive environment for Internet telephony, changes in domestic and foreign economic, market, and regulatory conditions, the inherent uncertainty of financial estimates and projections, the difficulties of integrating businesses which were previously operated as stand-alone units, the creditworthiness of our customers and other considerations described as "Risk Factors" in Exhibit 99 to our Annual Report on Form 10-K for the year ended December 31, 2000 and in other filings by us with the SEC.

           All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

           If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

           We and our Board recognize that the decision to accept our offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from ITXC is limited to this document, the accompanying cover letter and the enclosed Letter of Transmittal.

           WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ACCOMPANYING COVER LETTER AND THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

             ITXC CORP.              May 2, 2001



                                    A(1)26

                                  SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND

                        EXECUTIVE OFFICERS OF ITXC CORP

         The directors and executive officers of ITXC Corp., their positions and offices as of January 31, 2001, and the number of shares of common stock covered by eligible options that they owned as of April 15, 2001 are set forth in the following table:

----------------------------------------------------------------------------------------------------------------------------------
Name                                Age     ITXC Positions                                                     Shares Covered by
                                                                                                               Eligible Options
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Tom I. Evslin                       57      Chairman of the Board, Chief Executive Officer and President       0 (excludes options
                                                                                                               held by Mary Evslin
                                                                                                               Mr. Evslin's wife)1
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Edward B. Jordan                    40      Executive  Vice  President,   Chief  Financial   Officer,          250,000
                                            Treasurer, Secretary and Director
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Luis Machuca                        43      Executive Vice President and General Manager -                     200,000
                                            e- commerce
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Steven J. Ott                       40      Executive Vice President, Global Sales                             120,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Thomas J. Shoemaker                 44      Executive Vice President, Business Development;  General           375,000
                                            Manager of e- calling Subscriber Services
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Eric G. Weiss                       34      Executive Vice President, ITXC.net                                 175,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Mary A. Evslin                      52      Vice President, Marketing and Customer Success                     90,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Bradley E. Miller                   34      Vice President, Network Development/ Engineering                   90,000

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
William P. Collatos                 46      Director                                                           0
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Elon A. Ganor                       50      Director                                                           0
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Frank Gill                          57      Director                                                           25,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Frederick R. Wilson                 39      Director                                                           0
----------------------------------------------------------------------------------------------------------------------------------

-----------------------
/1/As described in the Company's most recent proxy statement, Mr. Evslin expects to receive certain stock options upon execution of an amended employment agreement. Such stock options will not be cancelled as part of this offer.

                                    A(1)27

The address of each director and executive officer is: c/o ITXC Corp., 600 College Road East, Princeton, New Jersey 08540 and the telephone number at such address for each such director and executive officer is 609-750-3301.


                                    A(1)28

                               OFFER TO EXCHANGE

                            OUTSTANDING OPTIONS TO

                       PURCHASE COMMON STOCK, PAR VALUE

                      $.001 PER SHARE, HAVING AN EXERCISE

                           PRICE OF MORE THAN $3.69

                                      OF

                                  ITXC CORP.

           Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Erica Fein, our Human Resources Vice President, Administration, at (609) 750-3267 or efein@itxc.com.

                                  May 2, 2001


                                    A(1)29